Exhibit 16.1

(Firm Letterhead)

March 5, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We were previously independent auditors for Chiron Corporation and, under the date of January 28, 2002, we reported on the consolidated financial statements and the related consolidated financial statement schedule of Chiron Corporation as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 which report appears in the December 31, 2001 annual report on Form 10-K of Chiron Corporation filed with the Securities and Exchange Commission on March 6, 2002. On December 6, 2001, we were notified that Chiron Corporation engaged Ernst & Young LLP as its independent auditors for the year ending December 31, 2002 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Chiron Corporation's consolidated financial statements as of and for the year ending December 31, 2001, and the issuance of our report thereon. We have read Chiron Corporation's statements included under each of the Items 4 on its Form 8-K dated December 6, 2001 and Form 8-K/A dated March 5, 2002 and we agree with such statements, except that we are not in a position to agree or disagree with Chiron Corporation's statement contained in paragraph 4 of Item 4 of its Form 8-K regarding consultations with Ernst & Young LLP.

Very truly yours,

/s/ KPMG LLP

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